UNITED STATES DEPARTMENT OF THE TREASURY
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220

                                               September 12, 2012

Ladies and Gentlemen:

Reference is made to that certain letter agreement incorporating the Securities Purchase Agreement – Standard Terms (the “Securities Purchase Agreement”), dated as of January 23, 2009, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”).  Further reference is made to that certain underwriting agreement (the “Underwriting Agreement”), dated as of March 28, 2012, pursuant to which the Investor sold its Preferred Share investment in the Company (the “Preferred Share Resale”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement.

The Investor completed the Preferred Share Resale of all of the Preferred Shares issued to the Investor pursuant to the Underwriting Agreement on the date set forth on Schedule A hereto.  Following such time, the Company, in accordance with the Securities Purchase Agreement, delivered a Warrant Repurchase Notice dated as of the date set forth on Schedule A hereto to the Investor.  In connection with the consummation, on the date hereof, of the repurchase of the Warrant by the Company from the Investor, as contemplated by the Warrant Repurchase Notice and Section 4.9 of the Securities Purchase Agreement:

(a)           The Company hereby acknowledges receipt from the Investor of the Warrant; and

(b)           The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Warrant, determined in accordance with Section 4.9 of the Securities Purchase Agreement.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

In witness whereof, the parties have duly executed this letter agreement as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name:	Timothy G. Massad
Title:	Assistant Secretary for Financial Stability

WSFS FINANCIAL CORPORATION

By:	/s/ Mark A. Turner
Name:	Mark A. Turner
Title:	President and Chief Executive Officer

SCHEDULE A

Company Information:

Name of the Company: WSFS Financial Corporation

Corporate or other organizational form of the Company: Corporation

Jurisdiction of organization of the Company: Delaware

Information related to the Preferred Share Resale:

Date of Treasury’s sale of 52,625 shares of the Preferred Shares: March 28, 2012

Terms of the Warrant Repurchase:

Date of Warrant Repurchase Notice: September 4, 2012

Aggregate purchase price for the Warrant: $1,800,000.00